EXHIBIT 99.1

FreightCar America, Inc. Reports First Quarter 2018 Results

‘Back to Basics’ operational excellence program on track; Company raising delivery outlook for full year 2018

CHICAGO, May 02, 2018 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ:RAIL) today reported results for the first quarter ended March 31, 2018.

Financial Highlights

  First quarter revenue of $83.0 million on deliveries of 1,094 units
  First quarter net loss of $6.4 million, or $0.51 per diluted share
  Total cash, cash equivalents, marketable securities and restricted certificates of deposit of $123.0 million at March 31, 2018
  Backlog totaling 2,054 railcars at an aggregate value of approximately $143 million
  Completed acquisition of Navistar, Inc.’s railcar operations at Shoals facility during the quarter
  Full-year 2018 delivery outlook raised and now expected to range between 4,000 and 4,300 railcars

“The first quarter marked a step in the right direction for FreightCar America,” said Jim Meyer, President and Chief Executive Officer. “Last quarter, we introduced our ‘Back to Basics’ operational excellence initiative rooted in manufacturing best practices, meaningful efficiency improvements and instillation of a cultural change across the organization. This quarter, we began to implement many of these initiatives and are encouraged by our start. Our employees are engaged and excited about the work they are doing, and we remain confident in our ability to achieve our goal of reducing cost of goods sold by $3,000 to $4,000 per railcar on a run rate basis by the end of 2018.”

Meyer concluded, “While challenging industry dynamics continue to put pressure on pricing, FreightCar America is focusing its efforts on areas which we can control. During the first quarter, we delivered nearly 1,100 units, received orders totaling 756 new and rebuilt railcars and continued to have positive conversations across our client base. In particular, we’re seeing increased demand for our rebuild capabilities as it relates to coal car conversions, the large majority of which we were the original manufacturer. As a result, we have grown more confident in our ability to capitalize on that opportunity this year and we are raising the lower end of our delivery outlook by 500 railcars. We now expect to deliver between 4,000 and 4,300 railcars during fiscal 2018.”

First Quarter Results

  Consolidated revenues were $83.0 million in the first quarter of 2018 compared to $139.5 million in the same quarter of 2017.

  The Company delivered 1,094 railcars in the first quarter of 2018, which included 891 new railcars, 81 rebuilt railcars and 122 leased railcars. This compares to 1,525 railcars delivered in the first quarter of 2017, which included 1,425 new railcars and 100 leased railcars.

  The Company had a diversified backlog totaling 2,054 railcars at March 31, 2018, valued at approximately $143 million.

  Consolidated operating loss for the first quarter of 2018 was $8.6 million compared to operating income of $1.4 million for the first quarter of 2017.

  Net loss in the first quarter of 2018 was $6.4 million, or $0.51 per diluted share, compared to net income of $0.6 million, or $0.05 per diluted share, in the first quarter of 2017.

  Cash, cash equivalents, marketable securities and restricted certificates of deposit were $123.0 million as of March 31, 2018, compared to $136.4 million as of December 31, 2017. The decrease in cash was primarily driven by changes in working capital, including increases in accounts receivable that have substantially been collected and inventory on lease.

First Quarter 2018 Conference Call & Webcast Information

The Company will host a conference call and live webcast on Thursday, May 3, 2018 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s first quarter 2018 financial results.  To participate in the conference call, please dial (800) 230-1096, Confirmation Number 448010.  Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 448010

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118.  Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call.  An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on May 3, 2018 until 11:59 p.m. (Eastern Daylight Time) on June 3, 2018.  To access the replay, please dial (800) 475-6701.  The replay pass code is 448010.  An audio replay of the call will be available on the Company’s website within two days following the earnings call.

About FreightCar America, Inc.

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the Shoals facility, including the facility not meeting internal assumptions or expectations and unforeseen liabilities from Navistar; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2018	2017
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$65,255	$87,788
Restricted certificates of deposit	5,452	5,720
Marketable securities	52,288	42,917
Accounts receivable, net	12,911	7,581
Inventories, net	46,685	45,292
Inventory on lease	14,736	5,550
Income taxes receivable	329	815
Other current assets	7,693	4,284
Total current assets	205,349	199,947

Property, plant and equipment, net	53,023	38,253
Railcars available for lease, net	23,140	23,434
Goodwill	21,521	21,521
Deferred income taxes, net	11,428	9,446
Other long-term assets	3,169	3,303
Total assets	$317,630	$295,904

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$26,273	$23,329
Accrued payroll and other employee costs	2,147	1,809
Reserve for workers’ compensation	3,749	3,394
Accrued warranty	9,041	8,062
Deferred income from state and local incentives, current	2,219	2,219
Deferred rent, current	5,215	178
Other current liabilities	2,747	1,326
Total current liabilities	51,391	40,317
Accrued pension costs	5,480	5,763
Accrued postretirement benefits, less current portion	5,385	5,556
Deferred income from state and local incentives, long-term	8,606	9,161
Deferred rent, long-term	20,292	2,988
Accrued taxes and other long-term liabilities	394	387
Total liabilities	91,548	64,172

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	88,908	90,347
Treasury stock, at cost	(10,398)	(12,555)
Accumulated other comprehensive loss	(7,531)	(7,567)
Retained earnings	154,976	161,380
Total stockholders’ equity	226,082	231,732
Total liabilities and stockholders’ equity	$317,630	$295,904

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2018	2017
	(In thousands, except for share and per share data)

Revenues	$82,973	$139,536
Cost of sales	83,569	129,730
Gross (loss) profit	(596)	9,806
Selling, general and administrative expenses	7,996	7,030
Restructuring and impairment charges	—	1,357
Operating (loss) income	(8,592)	1,419

Interest expense and deferred financing costs	(32)	(42)
Other income (expense)	381	(299)
(Loss) income before income taxes	(8,243)	1,078
Income tax (benefit) provision	(1,839)	440
Net (loss) income	$(6,404)	$638

Net (loss) income per common share – basic	$(0.51)	$0.05

Net (loss) income per common share – diluted	$(0.51)	$0.05

Weighted average common shares outstanding -
basic	12,306,011	12,269,555

Weighted average common shares outstanding -
diluted	12,306,011	12,269,555

Dividends declared per common share	$—	$0.09

FreightCar America, Inc.
Segment Data
(Unaudited)

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Revenues:
Manufacturing	$79,733	$137,740
Corporate and Other	3,240	1,796
Consolidated revenues	$82,973	$139,536

Operating (loss) income:
Manufacturing	$(3,816)	$7,249
Corporate and Other	(4,776)	(5,830)
Consolidated operating (loss) income	$(8,592)	$1,419

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(6,404)	$638
Adjustments to reconcile net (loss) income to net cash flows (used in) provided by operating activities:
Net proceeds from Shoals transaction	2,655	—
Depreciation and amortization	2,550	2,337
Recognition of deferred income from state and local incentives	(555)	(555)
Gain on sale of railcars available for lease	38	—
Deferred income taxes	(1,992)	408
Stock-based compensation recognized	836	214
Other non-cash items, net	235	84
Changes in operating assets and liabilities:
Accounts receivable	(5,330)	1,630
Inventories	1,930	20,101
Inventory on lease	(9,186)	(8,391)
Other assets	(3,323)	(1,481)
Accounts and contractual payables	2,284	(1,170)
Accrued payroll and employee benefits	338	1,098
Income taxes receivable/payable	650	48
Accrued warranty	979	267
Other liabilities	1,223	547
Accrued pension costs and accrued postretirement benefits	(418)	185
Net cash flows (used in) provided by operating activities	(13,490)	15,960

Cash flows from investing activities

Purchase of restricted certificates of deposit	(1,040)	(4,668)
Maturity of restricted certificates of deposit	1,308	1,558
Purchase of securities held to maturity	(41,244)	(10,995)
Proceeds from maturity of securities	32,005	—
Purchases of property, plant and equipment	(182)	(296)
Proceeds from sale of property, plant and equipment and railcars available for lease	228	119
State and local incentives received	—	1,410
Net cash flows used in investing activities	(8,925)	(12,872)

Cash flows from financing activities

Employee stock settlement	(118)	(14)
Cash dividends paid to stockholders	—	(1,117)
Net cash flows used in financing activities	(118)	(1,131)

Net (decrease) increase in cash and cash equivalents	(22,533)	1,957
Cash, cash equivalents and restricted cash equivalents at beginning of period	87,788	96,110
Cash, cash equivalents and restricted cash equivalents at end of period	$65,255	$98,067

INVESTOR & MEDIA CONTACT	Matthew S. Kohnke
TELEPHONE	(800) 458-2235